NOTICE TO TRANSFER AGENT

This Notice to Transfer Agent, dated as of May 24, 2019, is made pursuant to the Fourth Amended and Restated Transfer Agency and Service Agreement, as amended, (the “Agreement”), dated as of July 1, 2010, between AIM Counselor Series Trust (Invesco Counselor Series Trust) (the “Trust”) and Invesco Investment Services, Inc. (“IISI”).

WHEREAS, the above-named parties entered into the Agreement for the purpose of having IISI perform certain transfer agency services and functions for the benefit of certain shareholders of the Trust; and

WHEREAS, Article 8 of the Agreement provides that additional portfolios of the Trust may be added to the Agreement pursuant to written notice to IISI;

NOW, THEREFORE, the parties agree as follows:

1. Addition of Portfolios. The Trust hereby notifies IISI that the Trust has established the following new series of shares:

New Portfolios	Share Classes Offered
Invesco Oppenheimer Capital Appreciation Fund	A, C, R, Y, R5, R6
Invesco Oppenheimer Discovery Fund	A, C, R, Y, R5, R6
Invesco Oppenheimer Equity Income Fund	A, C, R, Y, R5, R6
Invesco Oppenheimer Master Loan Fund	R6
Invesco Oppenheimer Real Estate Fund	A, C, R, Y, R5, R6
Invesco Oppenheimer Senior Floating Rate Fund	A, C, R, Y, R5, R6
Invesco Oppenheimer Senior Floating Rate Plus Fund	A, C, R, Y, R5, R6
Invesco Oppenheimer Short Term Municipal Fund	A, C, Y, R6
Invesco Oppenheimer Rochester® Short Duration High Yield Municipal Fund	A, C, Y, R5, R6

The Trust also hereby notifies IISI that the Trust desires to add the New Portfolios under the Agreement.

2. Date of Effectiveness. The addition of the Classes of the New Portfolios under the Agreement shall be effective as of May 24, 2019.

IN WITNESS WHEREOF, the parties have executed this Notice as of the date first above written.

ACKNOWLEDGED AND AGREED:		AIM COUNSELOR SERIES TRUST
INVESCO INVESTMENT SERVICES, INC.		(INVESCO COUNSELOR SERIES TRUST)

By:	/s/ William J. Galvin, Jr.	By:	/s/ Jeffrey H. Kupor
	William J. Galvin, Jr.		Jeffrey H. Kupor
	President		Senior Vice President